Exhibit 99.1
FOR IMMEDIATE RELEASE

News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2014 FISCAL FIRST QUARTER
ENDED JUNE 30, 2013

•	FIRST QUARTER GAAP NET INCOME OF $26.9 MILLION ($0.74 PER DILUTED SHARE)

•	FIRST QUARTER ADJUSTED NET INCOME OF $36.5 MILLION ($1.00 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITIONS

•	NEW DIVIDEND POLICY APPROVED BY BOARD WITH A GOAL OF AN ANNUALIZED QUARTERLY DIVIDEND PAYOUT RATIO OF 20-30% OF FORWARD ADJUSTED EARNINGS PER SHARE

•	COMPANY REAFFIRMS GUIDANCE RANGE FOR FULL FISCAL YEAR 2014 ADJUSTED EPS OF $4.20 - $4.50

HOUSTON, August 5, 2013 – Bristow Group Inc. (NYSE: BRS) today reported net income for the June 2013 quarter of $26.9 million, or $0.74 per diluted share, compared to net income of $23.7 million, or $0.65 per diluted share, in the same period a year ago. Adjusted net income, which excludes special items and asset disposition effects, increased 23% to $36.5 million, or $1.00 per diluted share, for the June 2013 quarter, compared to $29.6 million or $0.81 per diluted share, in the June 2012 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which excludes special items and asset disposition effects, was $102.5 million for the June 2013 quarter compared to $84.3 million in the same period a year ago, an increase of 22%. Net cash provided by operating activities totaled $36.4 million for the June 2013 quarter compared to $55.4 million in the June 2012 quarter.
The improvement in adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share compared to the June 2012 quarter was primarily driven by:

•	Improved pricing and increased activity with new and existing clients in our Europe and West Africa Business Units;

•	Aircraft operating in Canada for our Canadian affiliate, Cougar Helicopters Inc. (“Cougar”), beginning in October 2012; and

•	An improvement in earnings for our Other International Business Unit, driven by increased earnings from unconsolidated affiliates, primarily from Líder in Brazil.
“This was a record first quarter for Bristow, with excellent top-line growth leading to revenue and adjusted earnings per share at levels never before seen in this period. The results coming out of our core businesses in Europe and West Africa are now being matched by excellent performance from our investments in Brazil and Atlantic Canada,” said William E. Chiles, President and Chief Executive Officer of Bristow Group.
“This financial performance is even more notable given the operational challenges and maintenance expenses associated with the Eurocopter EC225s suspension of operations which impacted our adjusted EBITDAR margins in the quarter. We look forward to the commercial, operational, and financial benefits of the EC225 return to service and the contribution from the Gap SAR and INPEX contracts during the rest of our fiscal year and new contract wins in East Africa for the future.”
FIRST QUARTER FY2014 RESULTS

•	Operating revenue increased 12% to $359.5 million compared to $320.7 million in the same period a year ago.

•	Operating income increased 40% to $56.1 million compared to $40.0 million in the June 2012 quarter.

•
Net income increased by 14% to $26.9 million, or $0.74 per diluted share, compared to $23.7 million, or $0.65 per diluted share, in the June 2012 quarter. Adjusted net income, which excludes special items and asset disposition effects, increased 23% to $36.5 million, or $1.00 per diluted share, compared to $29.6 million, or $0.81 per diluted share, in the June 2012 quarter.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, increased 22% to $102.5 million compared to $84.3 million in the same period a year ago.

•
Cash as of June 30, 2013 totaled $160.0 million compared to $215.6 million as of March 31, 2013. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $407.4 million as of June 30, 2013 compared to $415.0 million as of March 31, 2013.

The 12% increase in operating revenue primarily resulted from:

•	The addition of new contracts with improved pricing and improvements in flight activity in our Europe and West Africa Business Units, and

•	The addition of eight aircraft operating in Canada that contributed $16.1 million ($8.2 million in North America and $7.9 million in Corporate and other).
Our GAAP results for the June 2013 quarter were impacted by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

•	A loss on disposal of assets of $1.7 million, which compares to a loss of $5.3 million in the June 2012 quarter, and

•
A charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide search and rescue (“SAR”) services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing. This special item decreased net income by $8.3 million and earnings per share by $0.23 during the June 2013 quarter.

The June 2012 quarter was also impacted by a special item in the form of $2.2 million of severance costs related to the termination of a contract in the Southern North Sea, which decreased operating income by $2.2 million, net income by $1.7 million and earnings per share by $0.05 during that period.
After adjusting for the loss on disposal of assets and for special items in the June 2013 and 2012 quarters, we saw an improvement in the financial measures used by management to assess and measure our financial performance, including a 21.8% improvement in adjusted operating income, an improvement in adjusted operating margin from 14.8% to 16.1%, a 21.6% improvement in adjusted EBITDAR, an improvement in adjusted EBITDAR margin from 26.3% to 28.5%, a 23.2% improvement in adjusted net income and a 23.5% improvement in adjusted diluted earnings per share.
This improvement was driven by strong revenue performance and the increase in earnings from unconsolidated affiliates in the June 2013 quarter, partially offset by the increases in salaries and benefits, maintenance expense, general and administrative expense, and rent expense.
Despite the significant increase in operating revenue across most of our business units, adjusted EBITDAR margin decreased compared to the June 2012 quarter for certain business units due to additional maintenance and labor costs incurred in the June 2013 quarter to support Eurocopter AS332L aircraft returned to service after we ceased operating Eurocopter EC225 aircraft in October 2012. Additionally, as we spoke about in last quarter, we are incurring costs in Europe and Australia in anticipation of new contract start-ups later in fiscal year 2014, including the Gap SAR and INPEX contracts.
A significant portion of the costs related to the AS332L aircraft and contract additions are non-recurring; therefore, we expect adjusted EBITDAR margin to improve in these affected markets over the remainder of our fiscal year 2014.
FIRST QUARTER FY2014 BUSINESS UNIT RESULTS
Europe Business Unit
The assets of our Europe Business Unit have continued to expand over the last twelve months with the addition of large aircraft. These new aircraft, as well as an overall increase in activity with existing clients and under new contracts primarily in the Northern North Sea in the U.K. resulted in $21.4 million of increased revenue and were the primary contributor to the revenue growth. We increased our fleet in this market by executing operating leases for new large aircraft beginning in late fiscal year 2012 and fiscal year 2013. While adjusted EBITDAR increased almost 5% year-over-year as a result of the operation of the additional aircraft, maintenance and salary increases (discussed above) resulted in a decrease in adjusted EBITDAR margin to 30.3% in the June 2013 quarter compared to 32.2% in the June 2012 quarter.
West Africa Business Unit
Activity levels continued to be strong in our West Africa Business Unit, leading to a 14.2% increase in operating revenue for the June 2013 quarter compared to the June 2012 quarter. These strong activity levels also resulted in a 12.1% improvement in adjusted EBITDAR compared with June 2012 quarter. However, due to the timing of maintenance activities, adjusted EBITDAR margins remained mostly flat in this business unit, at 31.3% for the June 2013 quarter compared to 31.9% for the June 2012 quarter.
North America Business Unit
Our entry into the Atlantic Canada market through our investment in Cougar drove the improvement in revenue, adjusted EBITDAR and adjusted EBITDAR margin in North America. Offsetting this improvement was a decline in activity in our U.S. Gulf of Mexico business, primarily related to small aircraft. Aircraft operating for Cougar in Canada contributed $8.2 million in revenue in the June 2013 quarter. Driven by this performance, North America’s adjusted EBITDAR and adjusted EBITDAR margin improved to $17.0 million and 29.2%, respectively, in the June 2013 quarter compared to $12.2 million and 23.2%, respectively, in the June 2012 quarter.

Australia Business Unit
Operating revenue for Australia remained flat due to an increase in operating revenue from new contracts and ad hoc work, offset by a decrease in activity due to the end of short-term contracts and impact of foreign currency exchange rate changes. However, as a result of costs we incurred in the June 2013 quarter in anticipation of contracts that start in the fourth quarter of the current fiscal year, adjusted EBITDAR and adjusted EBITDAR margin decreased to $6.8 million and 17.7%, respectively, in the June 2013 quarter from $10.3 million and 27.0%, respectively, in the June 2012 quarter.
Other International Business Unit
Our Other International Business Unit saw an increase in adjusted EBITDAR margin to 67.4% in the June 2013 quarter compared to 36.2% in the same quarter a year ago, primarily resulting from an increase of $11.0 million in earnings from unconsolidated affiliates. This increase was driven by our investment in Líder, which improved by $8.6 million in the June 2013 quarter due to the addition of new aircraft on contract, cost controls and the impact of foreign currency items compared to the June 2012 quarter. This business unit's growth outlook also includes following global clients into emerging areas, including new contract wins in East Africa for the future.
UPDATE ON EC225 OPERATIONS
Eurocopter, the manufacturer of the EC225 Super Puma aircraft, has indicated that they have determined the root causes of the gear shaft failure in the EC225 that occurred in 2012. This determination has been reviewed and verified by airworthiness authorities and independent third parties. The definitive solution to the problem will be a redesign of the gear shaft with earliest possible availability being in the middle of calendar year 2014.  However, in July 2013 the European Aviation Safety Authority (the “EASA”) issued an airworthiness directive providing for interim solutions involving minor aircraft modifications and new maintenance/operating procedures for mitigating shaft failure and enhancing early detection.
The Civil Aviation Authorities in the U.K. and Norway have issued safety directives, which superseded and revoked the safety directive of October 2012 and now permits a return to service of the EC225 aircraft over harsh environments conditional upon compliance with the EASA airworthiness directive. We have commenced the required modifications and are carrying out the required inspections on our EC225 fleet in the U.K., Norway and Australia.
Currently, no client contracts have been cancelled in connection with the suspension in operations of the EC225 aircraft and we believe we have the contractual right to continue to receive monthly standing charges billed to our clients. In certain instances we have agreed to reduced monthly standing charge billings for the affected aircraft. We have been able to substantially replace the lost utilization from the EC225 aircraft with other aircraft, mitigating the impact on our results of operations during the June 2013 quarter.
The current situation will continue until the necessary modifications are made to the EC225 fleet and we are confident that the interim modifications will allow us to operate the aircraft safely, which could result in our return to revenue service for the EC225 aircraft in the third quarter of our fiscal year 2014. Until then, this situation could have a material adverse effect on our future business, financial condition and results of operations.
DIVIDEND
On August 1, 2013, our Board of Directors approved our tenth consecutive quarterly dividend. This dividend of $0.25 per share will be paid on September 13, 2013 to shareholders of record on August 30, 2013 and is 67% higher than the first dividend paid in June 2011. Based on shares outstanding as of June 30, 2013, the total quarterly dividend payment will be approximately $9.1 million. Additionally, our board of directors approved a dividend policy with a goal of an annualized quarterly dividend payout ratio of 20-30% of forward adjusted earnings per share, although actual dividend payments are at the discretion of the board and may not meet this ratio.

GUIDANCE
Bristow is reaffirming our adjusted diluted earnings per share guidance for the full fiscal year 2014 of $4.20 to $4.50, reflecting our expectation for continued growth, and improving operational and capital efficiency.
“Our continued improvement in operating and commercial performance has delivered this first quarter’s strong net income and cash generation, as seen in the over 20% growth in adjusted EBITDAR over the same period a year ago,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “Combined with the proceeds from the recent sale of our interest in the FB entities in Europe, Bristow has liquidity to fund our Oil & Gas business and civilian SAR growth while providing a balanced return through growing quarterly dividends and potential share repurchases.”
As a reminder, our earnings per share guidance does not include gains and losses on asset dispositions as well as special items, because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that we do not currently anticipate or predict could result in earnings per share for fiscal year 2014 that are significantly above or below this guidance, including the impact of the suspension of EC225 aircraft and changes in the market and industry. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, August 6, 2013 to review financial results for the fiscal year 2014 first quarter ended June 30, 2013. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2014 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-9205

•	Replay: A telephone replay will be available through August 20, 2013 and may be accessed by calling toll free 1-800-406-7325, passcode: 4627637#
Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9771

•	Replay: A telephone replay will be available through August 20, 2013 and may be accessed by calling 1-303-590-3030, passcode: 4627637#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, EC225 return to service, capital allocation strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for natural gas and oil; fluctuations in levels of natural gas and oil exploration and development activities; the impact of competition; actions by customers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013 and annual report on Form 10-K for the fiscal year ended March 31, 2013. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
Gross revenue:
Operating revenue from non-affiliates	$336,248	$314,849
Operating revenue from affiliates	23,299	5,805
Reimbursable revenue from non-affiliates	39,382	41,954
Reimbursable revenue from affiliates	65	—
	398,994	362,608
Operating expense:
Direct cost	255,256	222,768
Reimbursable expense	36,743	40,172
Depreciation and amortization	22,819	21,372
General and administrative	40,308	34,977
	355,126	319,289

Loss on disposal of assets	(1,721)	(5,315)
Earnings from unconsolidated affiliates, net of losses	13,972	1,989
Operating income	56,119	39,993

Interest income	119	88
Interest expense	(20,370)	(8,774)
Other income (expense), net	(1,366)	(931)
Income before provision for income taxes	34,502	30,376
Provision for income taxes	(7,590)	(6,180)
Net income	26,912	24,196
Net income attributable to noncontrolling interests	(26)	(534)
Net income attributable to Bristow Group	$26,886	$23,662

Earnings per common share:
Basic	$0.74	$0.66
Diluted	$0.74	$0.65

Non-GAAAP measures:
Adjusted operating income	$57,840	$47,470
Adjusted operating margin	16.1%	14.8%
Adjusted EBITDAR	$102,473	$84,273
Adjusted EBITDAR margin	28.5%	26.3%
Adjusted net income	$36,504	$29,618
Adjusted diluted earnings per share	$1.00	$0.81

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$159,992	$215,623
Accounts receivable from non-affiliates	260,719	254,520
Accounts receivable from affiliates	7,937	8,261
Inventories	157,946	153,969
Assets held for sale	13,627	8,290
Prepaid expenses and other current assets	32,266	35,095
Total current assets	632,487	675,758
Investment in unconsolidated affiliates	276,997	272,123
Property and equipment – at cost:
Land and buildings	109,125	108,593
Aircraft and equipment	2,461,555	2,306,054
	2,570,680	2,414,647
Less – Accumulated depreciation and amortization	(507,390)	(493,575)
	2,063,290	1,921,072
Goodwill	28,845	28,897
Other assets	56,868	52,842
Total assets	$3,058,487	$2,950,692

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$73,138	$69,821
Accrued wages, benefits and related taxes	47,709	56,084
Income taxes payable	6,839	11,659
Other accrued taxes	8,128	7,938
Deferred revenue	23,916	21,646
Accrued maintenance and repairs	15,506	15,391
Accrued interest	6,475	14,249
Other accrued liabilities	20,251	20,714
Deferred taxes	3,911	—
Short-term borrowings and current maturities of long-term debt	6,950	22,323
Total current liabilities	212,823	239,825
Long-term debt, less current maturities	882,823	764,946
Accrued pension liabilities	121,476	126,647
Other liabilities and deferred credits	53,532	57,196
Deferred taxes	159,926	151,121

Stockholders’ investment:
Common stock	369	367
Additional paid-in capital	737,070	731,883
Retained earnings	1,112,644	1,094,803
Accumulated other comprehensive loss	(204,242)	(199,683)
Treasury shares	(26,304)	(26,304)
Total Bristow Group stockholders’ investment	1,619,537	1,601,066
Noncontrolling interests	8,370	9,891
Total stockholders’ investment	1,627,907	1,610,957
Total liabilities and stockholders’ investment	$3,058,487	$2,950,692

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$26,912	$24,196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,819	21,372
Deferred income taxes	11,768	(6,071)
Write-off of deferred financing fees	12,733	—
Discount amortization on long-term debt	921	870
Loss on disposal of assets	1,721	5,315
Stock-based compensation	2,869	2,848
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(4,974)	4,129
Tax benefit related to stock-based compensation	(2,522)	(404)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(6,949)	(10,081)
Inventories	(4,112)	(1,869)
Prepaid expenses and other assets	(791)	3,816
Accounts payable	4,339	960
Accrued liabilities	(18,782)	11,212
Other liabilities and deferred credits	(9,539)	(881)
Net cash provided by operating activities	36,413	55,412
Cash flows from investing activities:
Capital expenditures	(179,532)	(86,555)
Proceeds from asset dispositions	1,893	20,227
Investment in unconsolidated affiliate	—	(850)
Net cash used in investing activities	(177,639)	(67,178)
Cash flows from financing activities:
Proceeds from borrowings	103,357	—
Debt issuance costs	(12,733)	—
Repayment of debt	(1,733)	(21,800)
Partial prepayment of put/call obligation	(14)	(17)
Common stock dividends paid	(9,045)	(7,145)
Issuance of common stock	3,004	311
Tax benefit related to stock-based compensation	2,522	404
Net cash provided by (used in) financing activities	85,358	(28,247)
Effect of exchange rate changes on cash and cash equivalents	237	5,713
Net decrease in cash and cash equivalents	(55,631)	(34,300)
Cash and cash equivalents at beginning of period	215,623	261,550
Cash and cash equivalents at end of period	$159,992	$227,250

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	16,294	17,236
West Africa	11,716	10,754
North America	15,922	20,169
Australia	2,794	2,792
Other International	3,365	4,177
Consolidated	50,091	55,128

Operating revenue:
Europe	$137,159	$123,235
West Africa	75,779	66,355
North America	58,235	52,625
Australia	38,213	38,171
Other International	32,893	33,227
Corporate and other	18,115	7,420
Intra-business unit eliminations	(847)	(379)
Consolidated	$359,547	$320,654

Operating income (loss):
Europe	$20,021	$21,876
West Africa	19,253	16,131
North America	8,123	6,475
Australia	3,280	6,509
Other International	18,442	7,387
Corporate and other	(11,279)	(13,070)
Loss on disposal of assets	(1,721)	(5,315)
Consolidated	$56,119	$39,993

Operating margin:
Europe	14.6%	17.8%
West Africa	25.4%	24.3%
North America	13.9%	12.3%
Australia	8.6%	17.1%
Other International	56.1%	22.2%
Consolidated	15.6%	12.5%

Adjusted EBITDAR:
Europe	$41,492	$39,664
West Africa	23,720	21,163
North America	17,023	12,200
Australia	6,774	10,325
Other International	22,185	12,014
Corporate and other	(8,721)	(11,093)
Consolidated	$102,473	$84,273

Adjusted EBITDAR margin:
Europe	30.3%	32.2%
West Africa	31.3%	31.9%
North America	29.2%	23.2%
Australia	17.7%	27.0%
Other International	67.4%	36.2%
Consolidated	28.5%	26.3%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2013
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Quarter Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (3)
							Total (1)(2)		Total
Europe	38%	—	10	52	—	—	62	64	126
West Africa	21%	9	26	6	—	3	44	—	44
North America	16%	62	24	11	—	—	97	—	97
Australia	11%	2	7	15	—	—	24	—	24
Other International	9%	3	30	13	—	—	46	134	180
Corporate and other	5%	—	—	—	80	—	80	—	80
Total	100%	76	97	97	80	3	353	198	551
Aircraft not currently in fleet: (4)
On order		—	14	44	—	—	58
Under option		—	26	44	—	—	70
_________

(1)	Includes 12 aircraft held for sale and 72 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	—	—	—	—
West Africa	—	—	—	—	—	—
North America	7	—	—	—	—	7
Australia	—	—	—	—	—	—
Other International	1	4	—	—	—	5
Corporate and other	—	—	—	—	—	—
Total	8	4	—	—	—	12

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	17	—	—	18
West Africa	—	1	—	—	—	1
North America	1	12	2	—	—	15
Australia	2	—	3	—	—	5
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	33	—	33
Total	3	14	22	33	—	72

(2)	The average age of our fleet, excluding training aircraft, was 11 years as of June 30, 2013.

(3)
The 198 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 57 helicopters (primarily medium) and 32 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit. On July 15, 2013, we sold our interest in the unconsolidated affiliates operating 64 aircraft in Europe.

(4)
This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option. On July 11, 2013, we entered into an agreement to order 11 AW189 large aircraft which are reflected in this table. These aircraft orders have delivery dates in fiscal years 2015 and 2016.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2013	2012
	(In thousands, except per share amounts)
Adjusted operating income	$57,840	$47,470
Loss on disposal of assets	(1,721)	(5,315)
Special items (i)	—	(2,162)
Operating income	$56,119	$39,993

Adjusted EBITDAR	$102,473	$84,273
Loss on disposal of assets	(1,721)	(5,315)
Special items (i)	—	(2,162)
Depreciation and amortization	(22,819)	(21,372)
Rent expense	(23,061)	(16,274)
Interest expense	(20,370)	(8,774)
Provision for income taxes	(7,590)	(6,180)
Net income	$26,912	$24,196

Adjusted net income	$36,504	$29,618
Loss on disposal of assets (ii)	(1,342)	(4,234)
Special items (i) (ii)	(8,276)	(1,722)
Net income attributable to Bristow Group	$26,886	$23,662

Adjusted diluted earnings per share	$1.00	$0.81
Loss on disposal of assets (ii)	(0.04)	(0.12)
Special items (i) (ii)	(0.23)	(0.05)
Diluted earnings per share	0.74	0.65

(i)	Our GAAP results for the June 2013 quarter were impacted by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

•	A loss on disposal of assets of $1.7 million, which compares to a loss of $5.3 million in the June 2012 quarter, and

•
A charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide SAR services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing.

The June 2012 quarter was also impacted by a special item in the form of $2.2 million of severance costs related to the termination of a contract in the Southern North Sea.

(ii)	These amounts are presented after applying the appropriate tax effect to each item and dividing by the weighted average shares outstanding during the period to calculate the earnings per share impact.

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